                                                                    EXHIBIT (12)

                             CMS ENERGY CORPORATION
           Ratio of Earnings to Fixed Charges and Preferred Securities
                          Dividends and Distributions
                              (Millions of Dollars)


                                             Three Months Ended                   Years Ended December 31 -
                                                March 31, 2003       2002        2001        2000       1999         1998
                                                                             Restated    Restated
                                                                      (b)         (c)         (d)                     (e)
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
Earnings as defined (a)
Consolidated net income                                 $  79      $(620)      $(448)      $  43       $ 277       $ 242
Discontinued operations                                   (27)       222         210         (83)         14          12
Income taxes                                               41         13         (98)         34          63         100
Exclude equity basis subsidiaries                         (31)       (39)          -        (171)        (84)        (92)
Fixed charges as defined, adjusted to
  exclude capitalized interest of $3, $16, $35,
  $47, $41, and $29 million for the three months
  ended March 31, 2003 and the years ended
  December 31, 2002, 2001, 2000, 1999, and
  1998, respectively                                      130        551         618         558         594         393
                                                        ------------------------------------------------------------------

Earnings as defined                                     $ 192      $ 127       $ 282       $ 381       $ 864       $ 655
                                                        ==================================================================


Fixed charges as defined (a)
Interest on long-term debt                              $  97      $ 401       $ 416       $ 420       $ 502       $ 318
Estimated interest portion of lease rental                  1          5           6           7           8           8
Other interest charges                                      6         28          82          33          62          47
Preferred securities dividends and
  distributions                                            28        132         149         144          96          77
                                                        ------------------------------------------------------------------
Fixed charges as defined                                $ 132      $ 566       $ 653       $ 604       $ 668       $ 450
                                                        ==================================================================
Ratio of earnings to fixed charges and
 preferred securities dividends and distributions        1.45          -           -           -        1.29        1.46
                                                        ==================================================================
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NOTES:

(a) Earnings and fixed charges as defined in instructions for Item 503 of Regulation S-K.

(b) For the year ended December 31, 2002, fixed charges exceeded earnings by $439 million. Earnings as defined include $598 million of asset revaluations and other charges. The ratio of earnings to fixed charges and preferred securities dividends and distributions would have been 1.28 excluding these amounts.

(c) For the year ended December 31, 2001, fixed charges exceeded earnings by $371 million. Earnings as defined include $240 million of asset revaluations and other charges.

(d) For the year ended December 31, 2000, fixed charges exceeded earnings by $224 million. Earnings as defined include a $329 million pretax impairment loss on the Loy Yang investment. The ratio of earnings to fixed charges and preferred securities dividends and distributions would have been 1.17 excluding this amount.

(e) Excludes a cumulative effect of change in accounting after-tax gain of $43 million.